Exhibit 5.1

September 22, 2009

Barclays Bank PLC,

1 Churchill Place,

London E14 5HP,

United Kingdom.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of $2,000,000,000 aggregate principal amount of 5.00% Senior Notes due 2016 (the “Securities”) of Barclays Bank PLC, a public limited company organized under the laws of England and Wales (the “Bank”), issued in global form pursuant to the Senior Debt Securities Indenture, dated as of September 16, 2004 (the “Indenture”), between the Bank and The Bank of New York Mellon, as Trustee (the “Trustee”), we, as your United States counsel, have examined such corporate records, certificates and other documents, and such questions of United States Federal and New York State law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, we advise you that, in our opinion, the Securities constitute valid and legally binding obligations of the Bank enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Barclays Bank PLC

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. In rendering the foregoing opinion, we have assumed that (i) the Bank has been duly organized and is an existing company under the laws of England and Wales and (ii) the Securities and the Indenture have been duly authorized, executed and delivered in accordance with the laws of England and Wales.

Also, we have relied as to certain matters on information obtained from public officials, officers of the Bank and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee, that the Securities conform to the specimen examined by us, that the Trustee’s certificates of authentication of the Securities has been manually signed by one of the Trustee’s authorized officers, and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 6-K to be incorporated by reference in the Registration Statement and the reference to us under the heading “Validity of Securities” in the Prospectus Supplement relating to the Securities, dated September 17, 2009. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Barclays Bank PLC

Very truly yours,

/s/ Sullivan & Cromwell LLP